EX-99.77J REVALUATN

Exhibit 77(j)(b) – Restatement of Capital Accounts

For the period ended November 30, 2011, the WBI Absolute Return Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)
WBI Absolute Return Balanced Fund	$2	$(2)
WBI Absolute Return Dividend Growth	(74)	74

For the year ended November 30, 2011, the PIA Funds made the following permanent tax adjustments on the statements of assets and liabilities:

	Undistributed	Accumulated Net
	Net Investment	Realized
	Income/(Loss)	Gain/(Loss)	Paid-in Capital
High Yield Fund	$20,000	$(20,000)	-
MBS Bond Fund	774,453	(774,453)	-
Moderate Duration Bond Fund	112,082	(112,082)	-
Short-Term Securities Fund	76,556	446,774	$(523,330)

The permanent differences primarily relate to adjustments for credit default swaps and paydowns with differing book and tax methods for accounting.

The reclassifications have no effect on net assets or net asset value per share.